Exhibit 99.1

BioTime’s Clinical Grade Stem Cells From Subsidiary ES Cell International to Be Used in Planned CIRM-Funded Preclinical Studies of Huntington’s Disease

ALAMEDA, Calif.--(BUSINESS WIRE)--April 27, 2015--BioTime, Inc. (NYSE MKT:BTX) today announced that the clinical-grade human Embryonic Stem (hES) cell lines from BioTime’s wholly-owned subsidiary ES Cell International Pte Ltd (ESI, Singapore) will be used by UC Irvine scientist Dr. Leslie Thompson to continue her promising research in the use of stem cells to treat Huntington’s disease under a $5 million grant from the California Institute for Regenerative Medicine (CIRM). The CIRM grant will further support a collaboration between ESI and UC Davis’s good-manufacturing-practice (GMP) laboratory for the creation of the GMP grade cells needed in Dr. Thompson’s preclinical and potentially subsequent clinical studies.

This collaboration is an example of BioTime’s strategy to leverage collaborations and potentially generate future revenues by placing its hES cells in a wide array of medical applications that BioTime could not otherwise address with its own resources. ESI provides its hES cells as both inexpensive research-grade cells through its ESI BIO division and as GMP-compliant clinical grade cells for translation into clinical applications, allowing researchers to conduct research with hES cells that can also be used in the clinic.

According to Dr. Thompson, Professor, Departments of Psychiatry and Human Behavior and Neurobiology and Behavior at the Sue and Bill Gross Stem Cell Center, “Huntington’s disease is a devastating genetic neurodegenerative disease that strikes individuals in the prime of life and can be passed on for generations to come. There is no treatment that changes the onset or course of the disease. The funding from CIRM for this preclinical development grant will allow further preclinical evaluation of a lead stem cell based treatment candidate, neural stem cells derived from BioTime’s ESI-017 stem cells, in consultation with the FDA. These cells have demonstrable protective effects following transplantation in a mouse model of Huntington’s disease.”

Gerhard Bauer, Associate Professor, Director of the GMP Laboratory at UC Davis says, “For the funded project, GMP grade hES cells will be manufactured at the UC Davis GMP facility and differentiated into GMP grade neuronal stem cells (NSCs) which are slated for a human clinical application for the treatment of Huntington's disease. In previous preclinical runs it was found that the particular hES line, ESI-017, performed very well in pluripotent cell expansion and studies, and reliably formed robust NSCs after differentiation. In addition, a novel closed system hollow fiber bioreactor will also be used for larger scale hES and NSC expansion. This is the first time that GMP grade pluripotent stem cells will be applied for the treatment of Huntington's disease.”

Jeffrey Janus, ESI’s CEO commented, “It is reported that approximately 30,000 people in the U.S. have Huntington's disease while another 150,000 have a 50% chance of developing the disease. Because of the protracted and debilitating course of the illness, and the current lack of a cure, Huntington's disease is said to cost the U.S. about $2.5 billion annually. We are pleased and excited to be a part of this important work by Dr. Thompson and her team at UC Irvine and UCLA and by Dr. Bauer and his GMP cell manufacturing operation at UC Davis. This is further evidence that CIRM funding and private investment in stem cell science can work together to accelerate the translation of stem cell technology to clinical application.”

Users of BioTime’s hES cells may need to obtain a license or other permission from Wisconsin Alumni Research Foundation or other third parties to conduct research, perform clinical trials, or to make or sell any products based on the ESI hES cells.

About BioTime

BioTime, Inc., a pioneer in regenerative medicine, is a clinical-stage biotechnology company. BioTime and its subsidiaries are leveraging their industry-leading experience in pluripotent stem cell technology and a broad intellectual property portfolio to facilitate the development and use of cell-based therapies and gene marker-based molecular diagnostics for major diseases and degenerative conditions for which there presently are no cures. The lead clinical programs of BioTime and its subsidiaries include: OpRegen®, currently in a Phase I/IIa trial for the treatment of the dry form of age-related macular degeneration; AST-OPC1, currently in a Phase I/IIa trial for spinal cord injuries; Renevia™, currently in a pivotal trial in Europe as an injectable matrix for the engraftment of transplanted cells to treat HIV-related lipoatrophy; and PanC-Dx™ cancer diagnostics, which are completing initial clinical studies for bladder, breast, and lung cancer. AST-VAC2, a cancer vaccine, is in the pre-clinical trial stage.

BioTime’s subsidiaries include: publicly-traded Asterias Biotherapeutics, Inc. (NYSE MKT: AST), developing pluripotent stem cell-based therapies in neurology and oncology, including AST-OPC1 and AST-VAC2; Cell Cure Neurosciences Ltd., developing stem cell-based therapies for retinal and neurological disorders, including OpRegen®; OncoCyte Corporation, developing PanC-Dx™ cancer diagnostics; LifeMap Sciences, Inc., developing and marketing an integrated on-line database resource for biomedical and stem cell research; LifeMap Solutions, Inc., a subsidiary of LifeMap Sciences, developing mobile health (mHealth) products; ES Cell International Pte Ltd, which has developed cGMP compliant human embryonic stem cell lines that are being marketed by BioTime for research purposes under the ESI BIO branding program; OrthoCyte Corporation, developing therapies to treat orthopedic disorders, diseases and injuries; and ReCyte Therapeutics, Inc., developing therapies to treat a variety of cardiovascular and related ischemic disorders.

BioTime common stock is traded on the NYSE MKT under the symbol BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

FORWARD-LOOKING STATEMENTS

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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